Exhibit 10.24

EP ENERGY

2012 OMNIBUS INCENTIVE PLAN

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SECTION 7 TERMINATION OF EMPLOYMENT		9

7.1	Effect of Termination of Employment	9

SECTION 8 EFFECT OF A THRESHOLD CAPITAL TRANSACTION		10

8.1	Lapse of Vesting Restrictions	10

SECTION 9 GENERAL PROVISIONS		10

9.1	Forfeiture Events	10
9.2	Continued Service	10
9.3	Other Compensation	10
9.4	Nontransferability	11
9.5	Unfunded Obligations	11
9.6	Beneficiaries	11
9.7	Governing Law	11
9.8	Satisfaction of Tax Obligations	11
9.9	Participants in Foreign Jurisdictions	11
9.10	Clawback	12

SECTION 10 COMPLIANCE WITH SECTION 409A		12

10.1	Section 409A of the Code	12

SECTION 11 AMENDMENT OR TERMINATION OF THE PLAN		13

11.1	Amendment of Plan	13
11.2	Termination or Suspension of Plan	13

ii

EP ENERGY
2012 OMNIBUS INCENTIVE PLAN

SECTION 1
ESTABLISHMENT AND OBJECTIVES

EP Energy, L.L.C. hereby establishes a cash-based incentive compensation plan to be known as the “EP Energy 2012 Omnibus Incentive Plan” (hereinafter referred to as the “Plan”). The Plan shall become effective on May 25, 2012 (the “Effective Date”) and shall remain in effect until such time as it is amended or terminated as set forth in Section 11 hereof.

The objectives of the Plan are to promote the interests of the Company and its equity investors by strengthening the Company’s ability to attract and retain the employment and or services of Participants (as hereinafter defined) through discretionary bonuses based on the performance of the Company and/or the Participants relating to specified objective financial and business criteria, thereby aligning their interests and efforts to the long-term interests of the Company’s equity investors, and to provide them with a direct incentive to achieve the Company’s strategic and financial goals.

SECTION 2
DEFINITIONS

Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

2.1                               Award

An “Award” granted under the Plan means any Incentive Award or Cash Award subject to such terms and conditions as the Plan Administrator may establish from time to time under the terms of the Plan.

2.2                               Award Agreement

The “Award Agreement” is the written agreement adopted by the Plan Administrator setting forth the terms and conditions applicable to an Award granted under the Plan (which, in the discretion of the Plan Administrator, need not be countersigned by a Participant). The Plan Administrator may, in its discretion, provide for the use of electronic, internet or other non-paper Award Agreements.

2.3                               Beneficiary

The person or persons designated by the Participant pursuant to Section 9.6 of the Plan to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant’s death.

2.4                               Board

The Board of Managers of EPE.

2.5                               Cash Awards

As defined in Section 6.

2.6                               Cause

A termination of a Participant by his or her Employer shall be for “Cause” if the Employer determines that the Participant has (i) failed to substantially perform his or her duties to the Employer’s satisfaction (other than a failure resulting from the Participant’s incapacity due to physical or mental illness), including a failure to satisfy the Participant’s fiduciary duties to the Company, EPE or any of their respective Affiliates that has not been cured to the Employer’s satisfaction; (ii) willfully engaged in conduct that is injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) has been convicted of, or pleaded no contest to, any felony (or state law equivalent), or any crime involving moral turpitude; or (iv) willfully engaged in conduct in violation of the Company’s policies or code of business conduct or materially breached any agreement between the Participant and the Company, EPE or any of their respective affiliates. Whether a Participant has been terminated for Cause will be determined by the Plan Administrator in its sole discretion.

2.7                               Code

The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the U.S. Treasury adopted pursuant to the Code.

2.8                               Company

“Company” means EP Energy, L.L.C. In addition, it is intended that the Company will change its name to EP Energy Global LLC on or shortly prior to the Effective Date. Upon such change becoming effective, all references in this Plan to the “Company” shall refer to EP Energy Global LLC, a Delaware limited liability company, unless the context requires otherwise.

2.9                               Effective Date

“Effective Date” has the meaning ascribed to such term in Section 1 hereof.

2.10                        Employee

“Employee” means any employee of the Company or a Subsidiary other than an employee who is included in a unit of employees covered by a collective bargaining agreement unless such agreement expressly provides for eligibility under the Plan.

2.11                        Employer

“Employer” means, as to any Participant who is an Employee, the Company (or any parent entity) or Subsidiary that employs the Participant on such date.

2.12                        EPE

“EPE” means EPE Acquisition, LLC, a Delaware limited liability company.

2.13                        Incentive Award

A percentage of base salary, fixed dollar amount or other measure of compensation which Participants are eligible to receive, in cash, at the end of a Performance Period if certain performance measures are achieved.

2.14                        Participant

An eligible Employee to whom an Award is granted under the Plan, to the extent such an Employee is designated as a Participant as set forth in Section 4.1.

2.15                        Performance Goals

The Plan Administrator may grant Awards subject to Performance Goals to any Participant. As to any such Awards, the Plan Administrator shall establish one or more of the following Performance Goals for each Performance Period in writing. Each Performance Goal selected for a particular Performance Period shall include any one or more of the following, either individually, alternatively or in any combination, applied to either the Company as a whole (including any parent entity of the Company) or to a Subsidiary or business unit, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to the pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Plan Administrator:

•                                          earnings;

•                                          earnings before interest and taxes;

•                                          earnings before interest, taxes, depreciation and amortization;

•                                          earnings per share;

•                                          net income;

•                                          operating income;

•                                          revenues;

•                                          operating cash flow;

•                                          free cash flow (defined as operating cash flow less capital expenditures less dividends);

•                                          debt level;

•                                          debt ratios or other measures of credit quality or liquidity;

•                                          equity ratios;

•                                               expenses;

•                                               cost reduction targets;

•                                               capital expended;

•                                               working capital;

•                                               weighted average cost of capital;

•                                               operating or profit margins;

•                                               interest-sensitivity gap levels;

•                                               return on assets;

•                                               return on net assets;

•                                               return on equity or capital employed;

•                                               return on total capital;

•                                               amount of the oil and gas reserves;

•                                               oil and gas reserve additions;

•                                               oil and gas reserve replacement ratios;

•                                               costs of finding oil and gas reserves;

•                                               oil and gas reserve replacement costs;

•                                               daily natural gas and/or oil production;

•                                               production and production growth;

•                                               absolute or per unit operating and maintenance costs;

•                                               absolute or per unit general and administrative costs;

•                                               absolute or per unit lease operating expenses;

•                                               operating and maintenance cost management;

•                                               performance of investment in oil and/or gas properties;

•                                               capital efficiency targets (capital/new volumes);

•                                               redeployable capital savings targets;

•                                               absolute or per unit cash costs;

•                                               present value ratio;

•                                               drilling inventory growth (% or absolute);

•                                               production or reserves per debt adjusted shares

•                                               total shareholder return;

•                                               charge-offs;

•                                               asset sale targets;

•                                               asset quality levels;

•                                               value of assets;

•                                               employee retention/attrition rates;

•                                               investments;

•                                               regulatory compliance;

•                                               satisfactory internal or external audits;

•                                               improvement of financial ratings;

•                                               safety targets;

•                                               environmental targets;

•                                               economic value added;

•                                               achievement of balance sheet or income statement objectives;

•                                               project completion measures;

•                                          other measures such as those relating to acquisitions, dispositions, or customer satisfaction; and/or

•                                          any additional performance measure designated by the Plan Administrator.

The Plan Administrator shall adjust the Performance Goals to include or exclude extraordinary charges, gain or loss on the disposition of business units, losses from discontinued operations, restatements and accounting changes and other unplanned special charges, including, but not limited to, restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, securities offerings, equity or debt repurchases and loan loss provisions. The Plan Administrator may also provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specified corporate transactions, special charges, and tax law changes. Performance Goals may include a threshold level of performance below which no Award shall be earned, target levels of performance at which specific Awards will be earned, and a maximum level of performance at which the maximum level of Awards will be earned.

2.16                        Performance Period

That period of time during which Performance Goals are evaluated to determine the vesting or granting of Awards under the Plan, as the Plan Administrator may determine.

2.17                        Plan Administrator

“Plan Administrator” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.18                        Subsidiary

“Subsidiary” means any corporation, partnership, limited liability company, association, joint venture or other business entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock or other ownership interests.

2.19                        Threshold Capital Transaction

As defined in the Second Amended and Restated Limited Liability Company Agreement of EPE, as amended from time to time.

SECTION 3
ADMINISTRATION

3.1                               Plan Administrator

The Plan shall be administered by the Board or such other person(s), committee or group as the Board shall select (the “Plan Administrator”). The members constituting the Plan Administrator shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2                               Authority of Plan Administrator

Subject to the express terms and conditions set forth herein, the Plan Administrator shall have the power from time to time to:

(a)                                 determine those individuals to whom Awards shall be granted under the Plan and the amount subject to such Awards and prescribe the terms and conditions, including vesting and forfeiture conditions (which need not be identical) of each such Awards;

(b)                                 establish Performance Goals for any Performance Period and determine whether such goals were satisfied;

(c)                                  establish and approve forms of Award Agreement for use under the Plan;

(d)                                 make any amendments, modifications or adjustments to the terms of any outstanding Awards, as permitted by the Plan;

(e)                                  construe and interpret the Plan and the Awards granted hereunder and decide all questions of fact arising in its application;

(f)                                   establish, amend and revoke rules and regulations for the administration of the Plan;

(g)                                  exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(h)                                 generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

All decisions and determinations by the Plan Administrator in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other persons having or claiming any interest therein.

3.3                               Indemnification of Plan Administrator

Each member of any committee acting as Plan Administrator, while serving as such, shall be entitled, in good faith, to rely or act upon any advice of the Company’s independent auditors, counsel or consultants hired by the committee, or other agents assisting in the administration of the Plan. The Plan Administrator and any officers or employees of the Company acting at the direction or on behalf of the Company shall not be personally liable for any action or determination taken or made, or not taken or made, in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected under the Company’s charter or by-laws with respect to any such action or determination.

SECTION 4
ELIGIBILITY

4.1                               Eligibility

Persons eligible to participate in the Plan include all Employees, as determined by the Plan Administrator in its sole discretion. No Employee shall be a Participant or be entitled to any payment hereunder unless such Employee is designated as a Participant and granted an Award by the Plan Administrator.

4.2                               Actual Participation

Subject to the provisions of the Plan, the Plan Administrator may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award. The Plan Administrator may establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan.

SECTION 5
INCENTIVE AWARDS

5.1                               Incentive Awards

Prior to the beginning of each Performance Period, or not later than 90 days following the commencement of the relevant fiscal year, the Plan Administrator shall establish Performance Goals or other performance measures which must be achieved for any Participant to receive an Incentive Award for that Performance Period. The Performance Goals or other performance measures may be based on any combination of corporate and business unit Performance Goals or other performance measures. The Plan Administrator may also establish one or more Performance Goals or other performance measures which must be achieved for any Participant to receive an Incentive Award for that Performance Period. Such Performance Goals or other performance measures may include a threshold level of performance below which no Incentive

Award shall be earned, target levels of performance at which specific Incentive Awards will be earned, and a maximum level of performance at which the maximum level of Incentive Awards will be earned. Each Incentive Award shall specify the amount of cash subject to such Incentive Award.

5.2                               Performance Goal Certification

An Incentive Award shall become payable to the extent provided herein in the event that the Plan Administrator certifies in writing prior to payment of the Incentive Award that the Performance Goals or other performance measures selected for a particular Performance Period have been attained. In no event will an Incentive Award be payable under the Plan if the threshold level of performance set for each Performance Goal or other performance measure for the applicable Performance Period is not attained.

5.3                               Discretion to Reduce Awards; Participant’s Performance

The Plan Administrator, in its sole and absolute discretion, may reduce the amount of any Incentive Award otherwise payable to a Participant upon attainment of any Performance Goal or other performance measure for the applicable Performance Period. A Participant’s individual performance must be satisfactory, regardless of the Company’s performance and the attainment of Performance Goals or other performance measures, before he or she may be paid an Incentive Award. In evaluating a Participant’s performance, the Plan Administrator shall consider the Performance Goals or other performance measures, the Participant’s responsibilities and accomplishments, and such other factors as it deems appropriate.

5.4                               Required Payment of Incentive Awards

The Plan Administrator shall make a determination as soon as reasonably practicable (but in all events within sixty days) after the information that is necessary to make such a determination is available for a particular Performance Period whether the Performance Goals or other performance measures for the Performance Period have been achieved and the amount of the Incentive Award for each Participant. The Plan Administrator shall certify the foregoing determinations in writing. Unless otherwise provided in a Participant’s Award Agreement, each Incentive Award shall be paid during the calendar year immediately following the end of the Performance Period. Participants shall receive payment, if any, in respect of their Incentive Awards in cash.

5.5                               Nontransferability of Incentive Awards

Except as otherwise determined by the Plan Administrator, Incentive Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

SECTION 6
CASH AWARDS

6.1                               Grant of Cash Awards

Subject to the terms and provisions of the Plan, the Plan Administrator, at any time and from time to time, may grant cash awards to Participants in such amounts and upon such terms, including time-based vesting criteria and/or the achievement of specific performance criteria, as the Plan Administrator may determine (each, a “Cash Award”).

6.2                               Value of Cash Awards

Each Cash Award granted pursuant to this Section 6 shall specify a payment amount or payment range as determined by the Plan Administrator. The Plan Administrator may establish performance criteria applicable to such awards in its discretion. If the Plan Administrator exercises its discretion to establish performance criteria, the value of such cash awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

6.3                               Payment of Cash Awards

Payment, if any, with respect to a Cash Award shall be made in accordance with the terms of the Award as set forth in the Award Agreement.

6.4                               Transferability of Cash Awards

Except as otherwise determined by the Plan Administrator, Cash Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

SECTION 7
TERMINATION OF EMPLOYMENT

7.1                               Effect of Termination of Employment

The Award Agreement applicable to each Award shall set forth the effect of a termination of the Participant’s employment upon such Award; provided, however, that, unless explicitly set forth otherwise in an Award Agreement or as determined by the Plan Administrator, all of a Participant’s unvested Awards shall automatically be forfeited upon termination of the Participant’s employment for any reason. Provisions relating to the effect of a termination of employment upon an Award shall be determined in the sole discretion of the Plan Administrator and need not be uniform among all Awards or among all Participants. Unless the Plan Administrator determines otherwise, the transfer of employment of a Participant as between the Company and its affiliates and Subsidiaries shall not constitute a termination of employment.

SECTION 8
EFFECT OF A THRESHOLD CAPITAL TRANSACTION

8.1                               Lapse of Vesting Restrictions

Except as otherwise provided in an Award Agreement, in the event of the consummation of a Threshold Capital Transaction, any vesting restrictions applicable to outstanding Cash Awards shall immediately lapse and, become payable within (30) days thereafter.

SECTION 9
GENERAL PROVISIONS

9.1                               Forfeiture Events

The Plan Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of employment for Cause, violation of material policies that may apply to the Participant, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any of its affiliates or Subsidiaries.

9.2                               Continued Service

Nothing in the Plan shall:

(a)                                  interfere with or limit in any way the right of the Company (including any parent thereof) or a Subsidiary to terminate any Participant’s employment at any time, nor

(b)                                 confer upon any Participant any right to continue in the employ of the Company (or any parent thereof) or a Subsidiary.

No Employee shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

9.3                               Other Compensation

Unless determined otherwise by the Plan Administrator or required by contractual obligations, the grant, vesting or payment of Awards under the Plan shall not be considered as part of a Participant’s salary or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise permitted by other benefit plans provided by the Company or its Subsidiaries, or required by law or by contractual obligations of the Company or its Subsidiaries.

9.4                               Nontransferability

Unless otherwise provided in the Plan, the right of a Participant or Beneficiary to the payment of any Award under the Plan may not be assigned, transferred, pledged or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

9.5                               Unfunded Obligations

Any amounts (deferred or otherwise) to be paid to Participants pursuant to the Plan are unfunded obligations. Neither the Company (including any parent thereof) nor any Subsidiary is required to segregate any monies from its general funds, to create any trusts or to make any special deposits with respect to this obligation.

9.6                               Beneficiaries

The designation of a Beneficiary shall be on a form provided by the Company, executed by the Participant (with the consent of the Participant’s spouse, if required by the Company for reasons of community property or otherwise), and delivered to a designated representative the Company. A Participant may change his or her Beneficiary designation at any time. If no Beneficiary is designated, if the designation is ineffective, or if the Beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s spouse, or if there is no surviving spouse, to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s Beneficiary shall be determined under applicable state law if such state law does not recognize Beneficiary designations under plans of this sort and is not preempted by laws which recognize the provisions of this Section 9.6.

9.7                             Governing Law

The Plan shall be construed and governed in accordance with the laws of the State of Texas.

9.8                               Satisfaction of Tax Obligations

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

9.9                               Participants in Foreign Jurisdictions

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan.

9.10                        Clawback

Notwithstanding any provisions in the Plan to the contrary, to the extent required by applicable law and/or any policy that may be adopted by the Board, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards.

SECTION 10
COMPLIANCE WITH SECTION 409A

10.1                      Section 409A of the Code

The Plan and all Awards granted hereunder are intended to be exempt from, or compliant with, Section 409A of the Code and any guidance issued thereunder and shall be administered, operated and construed in accordance with such intent. The Plan Administrator may, to the extent permitted by applicable law, including, but not limited to Section 409A of the Code, permit Participants to defer Awards under the Plan. Any such deferrals shall be subject to such terms, conditions and procedures that the Plan Administrator may establish from time to time in its sole discretion.

Notwithstanding this or any other provision of the Plan to the contrary, the Board may amend the Plan in any manner, or take any other action, that either of them determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan to comply with Section 409A of the Code and any guidance issued thereunder, which amendment may be retroactive to the extent permitted by Section 409A of the Code. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A of the Code and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan.

SECTION 11
AMENDMENT OR TERMINATION OF THE PLAN

11.1                        Amendment of Plan

The Board may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company; provided, however, no change in any Award previously granted under the Plan may be made without the consent of the Participant if such change would impair the right of the Participant under the Award to acquire or retain cash that the Participant may have acquired as a result of the Plan.

11.2                      Termination or Suspension of Plan

The Board may at any time suspend the operation of or terminate the Plan with respect to any rights which are not at that time subject to any Award outstanding under the Plan.

IN WITNESS WHEREOF, EP Energy, L.L.C. has caused the Plan to be duly executed on this 24 day of May, 2012.

EP ENERGY, L.L.C.

/s/ Authorized Person	By:	/s/ Joan M. Gallagher
Witness		Joan M. Gallagher

		Its:	SVP, HR & Administrative Services